Exhibit 99.2

FOR IMMEDIATE RELEASE

COMPRESSCO PARTNERS, L.P.
DECLARES SECOND QUARTER 2011 CASH DISTRIBUTION
AND SCHEDULES SECOND QUARTER 2011 EARNINGS RELEASE

Oklahoma City, Oklahoma (JULY 21, 2011)  Compressco Partners, L.P. (NASDAQ: GSJK) announced today that the board of directors of its general partner has declared a cash distribution attributable to the quarter ended June 30, 2011 of $0.047 per common unit. This distribution is prorated for the portion of the quarter after June 20, 2011, the closing date of Compressco Partners’ initial public offering, and equates to a distribution of $0.3875 per outstanding common unit for a complete quarter or $1.55 per outstanding common unit on an annualized basis. This cash distribution will be paid on August 15, 2011 to all unitholders of record as of the close of the business on August 1, 2011.

In addition, Compressco Partners expects to release its second quarter 2011 earnings results on Thursday, August, 4, 2011 and will host a conference call at 10:30 a.m. Eastern Time on that day to discuss the earnings results. Ronald J. Foster, President of Compressco Partners, and Gary L. McBride, Chief Financial Officer of Compressco Partners, will host the call. The phone number for the call is 800/860-2442. The conference will also be available by live audio webcast and may be accessed through Compressco Partners’ website at www.compressco.com. The earnings press release will be available on Compressco Partners’ website prior to the conference call.  A replay of the call will be available at 877/344-7529, conference number 10002257, for one week following the conference and the archived webcast will be available through Compressco Partners’ website for thirty days following the conference.

Compressco Partners is a provider of wellhead compression-based production enhancement services to a broad base of natural gas and oil exploration and production companies operating throughout most of the onshore producing regions of the United States, and has significant operations in Canada and Mexico and a growing presence in certain countries in South America, Eastern Europe and the Asia-Pacific region. Compressco Partners is managed by Compressco Partners GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

This press release includes statements that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. Factors that can affect future results are discussed in the registration statement filed by Compressco Partners with the U.S. Securities and Exchange Commission (SEC), which is available via the SEC’s web site at www.sec.gov. Compressco Partners undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

This press release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Compressco Partners’ distributions to foreign investors are subject to federal tax withholding at the highest applicable effective tax rate. Nominees are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Contact:
Compressco Partners, L.P., Oklahoma City, Oklahoma
Ronald J. Foster, 405/677-0221
Fax: 405/619-9244
www.compressco.com